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EXHIBIT 10.1

COMPENSATION OF NAMED EXECUTIVE OFFICERS

Name and Position	Fiscal 2005 Base Salary ($)	Fiscal 2006 Base Salary ($)	Fiscal 2005 Bonus ($)
Peter D. Meldrum President and Chief Executive Officer	580,000	615,000	290,000
Gregory C. Critchfield, M.D. President, Myriad Genetic Laboratories, Inc.	400,000	424,000	170,000
Adrian N. Hobden, Ph.D. President, Myriad Pharmaceuticals, Inc.	400,000	424,000	170,000
Jay M. Moyes Vice President of Finance, Chief Financial Officer	308,000	326,500	100,000
Mark H. Skolnick, Ph.D.(1) Chief Scientific Officer	420,000	445,000	105,000

(1)
Dr. Skolnick is compensated on an hourly basis. Base salary information reflects an annualized salary based on 2080 hours worked in a fiscal year. Actual amounts paid to Dr. Skolnick may vary significantly depending on the actual number of hours worked.

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COMPENSATION OF NAMED EXECUTIVE OFFICERS